                                                                     EXHIBIT A-2

                            J & J SECURITIES LIMITED

                       STATEMENTS OF FINANCIAL CONDITION

                                                                SEPTEMBER 30,
                                                          --------------------------    JUNE 30,
                                                   NOTE       1994          1995          1996
                                                   ----   ------------   -----------   -----------
                                                                  (AUDITED)            (UNAUDITED)
ASSETS
Cash at bank and in hand.........................         $  3,778,941   $ 1,401,175   $   174,026
Mortgage loans net of provisions.................    4      48,950,652    46,657,205            --
Receivable from City Mortgage Corporation
  Limited........................................                   --            --    16,258,963
Fixed assets net of accumulated depreciation.....    3         177,563       332,414       298,330
Other assets.....................................               72,047       106,870        48,168
                                                          ------------   -----------   -----------
          Total assets...........................         $ 52,979,203   $48,497,664   $16,779,487
                                                          ============   ===========   ===========
LIABILITIES
Bank loans and overdrafts........................         $ 12,300,600   $12,345,060   $        --
Other creditors and accrued expenses.............              649,224       781,243     1,406,189
Deferred taxation................................                   --            --     2,796,840
Income taxes.....................................                   --            --       579,567
Obligations under hire purchase agreements.......               15,398       100,047       164,703
Bank loan........................................    7      51,358,135    43,804,708            --
                                                          ------------   -----------   -----------
          Total liabilities......................           64,323,357    57,031,058     4,947,299
                                                          ------------   -----------   -----------
Commitments and contingencies....................
STOCKHOLDERS' EQUITY
Common stock: 1,000 shares issued and
  outstanding, $1.50 par value per share.........                1,496         1,496         1,496
Retained earnings/(deficit)......................          (12,268,882)   (9,404,324)   10,811,247
Cumulative translation adjustment................              923,232       869,434     1,019,445
                                                          ------------   -----------   -----------
     Total stockholders' equity..................          (11,344,154)   (8,533,394)   11,832,188
                                                          ------------   -----------   -----------
          Total liabilities and stockholders'
            equity...............................         $ 52,979,203   $48,497,664   $16,779,487
                                                          ============   ===========   ===========

                See accompanying notes to financial statements.